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Exhibit 99.1
POST APARTMENT HOMES, L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Three Months
	Ended
	March 31, 2006		Year Ended December 31,
	2006		2005		2004		2003		2002		2001
Earnings:
Income (loss) from continuing operations	$4,492		$6,575		$(25,088)		$(25,652)		$31,073		$70,686
Minority interest in income (loss) of consolidated property partnerships	29		(239)		(671)		(1,605)		(1,771)		(1,715)
Equity in (income) loss of unconsolidated entities	(312)		(1,767)		(1,083)		(7,790)		1,591		186

Income (loss) from continuing operations before minority interest and equity in income (loss) of unconsolidated entities	4,209		4,569		(26,842)		(35,047)		30,893		69,157
Add:
Distribution of income from investments in unconsolidated entities	516		2,033		1,929		11,294		—		—
Fixed Charges	17,066		69,641		85,690		78,767		78,003		83,398

Deduct:
Capitalized interest	(1,832)		(2,907)		(1,078)		(3,555)		(13,223)		(22,124)
Minority interest in income of consolidated property partnerships not incurring fixed charges	—		—		—		(73)		—		—

Total Earnings ( A )	$19,959		$73,336		$59,699		$51,386		$95,673		$130,431

Fixed Charges:
Interest expense	$14,047		$61,059		$69,084		$70,860		$61,811		$57,930
Termination of debt remarketing agreement (interest expense) (1)	—		—		10,615		—		—		—
Amortization of deferred financing costs	935		4,661		4,304		3,801		2,327		1,978
Capitalized interest	1,832		2,907		1,078		3,555		13,223		22,124
Rentals (2)	252		1,014		609		551		642		1,366

Total Fixed Charges ( B )	$17,066		$69,641		$85,690		$78,767		$78,003		$83,398

Ratio of Earnings to Fixed Charges ( A / B )	1.2	x	1.1	x	0.7	x(3)	0.7	x(3)	1.2	x	1.6	x

(1)	In December 2004, Post Apartment Homes, L.P. terminated a remarketing agreement related to its $100,000, 6.85% Mandatory Par Put Remarketed Securities due in March 2015. In connection with the termination of the remarketing agreement, Post Apartment Homes, L.P. paid $10,615 (interest expense), including transaction expenses. Under the provisions of the remarketing agreement, the remarketing agent had the right to remarket the $100,000, unsecured notes in March 2005 for a ten-year term at an interest rate calculated as 5.715% plus Post Apartment Homes, L.P.’s then current credit spread to the ten-year treasury rate. Post Apartment Homes, L.P. re-paid these unsecured notes in March 2005.

(2)	For the three months ended March 31, 2006 and for the years ended December 31, 2005, 2004 and 2003, the interest factor of rental expense is calculated as one-third of rental expense. For the years ended December 31, 2002 and 2001, the interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. Post Apartment Homes, L.P. believes these represent appropriate interest factors.

(3)	Post Apartment Homes, L.P. would need additional earnings of $25,991 for the year ended December 31, 2004 and $27,381 for the year ended December 31, 2003 for the Ratio of Earnings to Fixed Charges to equal 1.0.